United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1933

                       Date of Report: February 24, 2011

                       Commission File Number: 001-07894

                        MATRIXX RESOURCE HOLDINGS, INC.

                 Delaware                             95-2312900
      (Jurisdiction of Incorporation)      (I.R.S. Employer Identification No.)

                    2150 Latigo Canyon Rd., Malibu, CA 90265
                    (Address of principal executive offices)

                 23852 Pacific Coast Hwy, #167 Malibu, CA 90265
                (Former address of principal executive offices)

              Registrant's telephone number, including area code:
                                 (631) 759-0653


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))






































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                SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

ITEM 2.01 COMPLETION OF ACQUISITION OF ASSETS.

On February 15, 2011, the Registrant, a Delaware corporation ("Registrant" or the "Company"), finalized and completed the acquisition of a 25% working interest in an 82.2 acre oil and gas lease known as the Sanger Heirs #1 from Tejones Operating Company. Pursuant to the terms of the Agreement, the Company purchased a 25% working interest in the Sanger Heirs #1 lease in exchange for $200,000 of restricted shares of the Company. The $200,000 payment includes the Company's prospect fee and dry hole costs up the casing point. The lease is an
82.2 acre oil and gas lease in Live Oak County, Texas. The terms of the Agreement further obligate the Company to pay its proportionate share of the completion cost of the well.

The Sanger-Heirs (Wilcox) Prospect is located northeast of the Rhode Ranch East Field. This field has produced 53 BCF of gas from the Upper Wilcox sand. The 7 Slick Sand wells produced 50.3 BCF of gas. The Rhode Ranch East Field is located between two down-to-the-coast growth faults. These faults created a large anticline structure that trapped the Upper Wilcox Sand section. A second major Upper Wilcox field was discovered northeast adjacent of the prospect in Elms Field. It is on strike with our prospect and East Rhode Ranch Field. The 7 best Slick wells in this field produced 43.6 BCF of gas. The field is similar to Rhode Ranch East in that it is located between two down-to-the-coast faults and is of similar size. A third Wilcox Slick Sand field is located east and adjacent of the prospect. This is a small field consisting of 4 wells drilled deep enough to test the Slick Sands. The three best wells in this field produced 7.2 BCF of gas. This trap is an upthrown closure against the eastern most fault. There is a structural reversal of dip between this field and the Hanson-Sanger 1-B well. This well traps in the Slick Sand against an up-to-the-coast fault seen on seismic. A fourth Wilcox Slick Sand field is south of the acreage in Cloeter and Sanger Ranch Fields. Each field has one well, which produced in the Slick Sand. These two wells produced 3.27 BCF of gas out of an anticline bordered to the west by a substantial up-to-the-coast fault.

The prospective anticline is bordered to the northeast by Arco-Riser #3 well and the M.P.S. Prod.-Riser #3. The top of the Slick Sand is at -6833' and -6808' respectively. This shows a 25 foot gain of structure to the southwest. On the southwest side of the structure the Southland-Sanger #1 well was drilled and the top of the Slick Sand came in at -6836'. This being flat to the Arco-Riser #3 well is less than one mile to the northeast. On the east side of the drill site there is a small down-to-the-coast fault seen seismically and in the Arco and M.P.S. producing wells. East of this north/south fault is a substantial up-to-the-coast fault seen seismically. This fault is believed to have created the hydrocarbon trap responsible for the gas production found in the Hanson-Sanger #1-B well. The four wells previously mentioned are believed to be on the flanks of an anticline that crests near the proposed drilling location.

The 3-D seismic data show the structural high to be tested by this prospect to be 62' high to the M.P.S. producer - Riser #3 well, which is the highest well on this anticline. There is approximately 100' of Slick Sand and about 50' of Luling WX Sand found in this well. There is a high probability that Slick Sand will have a productive column of gas of 40' to 50' of sand at the top of the structure. Also the Luling WX Sand could have 20 plus feet of pay sand. The productive Slick Sand sections in the best producing wells of East Rhode Ranch and Elms Fields had pay sections over 100' thick and produced 10 plus BCF of gas per well.

The Sanger Heirs #1 well sits on the Wilcox Sands. Said sands in this area are very prolific producers and do not require any type of stimulation to get the maximum reserves from the reservoirs. Tejones expects to encounter multiple pay zones in the aforementioned well as much as 60 to 100 feet of pay.

The Wilcox formation is known to produce an average of 600 barrels of oil per acre foot. For example, in 2007, the US Geological Survey estimated that there are 110 million barrels of un-discovered oil, and approximately 3 trillion cubic feet of gas and over 500 million barrels of natural gas liquids throughout the Wilcox formation.

USGS data provided proving an average of 600 bbls per acre foot on 100 foot of potential pay over 82.2 acres provides for a potential of six million bbls over the lifetime.






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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/S/ Catherine Thompson
--------------------------------------------
Registrant


/S/ Catherine Thompson
--------------------------------------------
Signatures
Catherine A. Thompson, CFO, Director


2/24/2011
--------------------------------------------
Date